Exhibit 10.1

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

Conformed Copy
Reflects amendments through
June 28, 2024

SUPPORT SERVICES AGREEMENT

by and between

XCOM LABS, INC.

as Licensor

and

Globalstar, Inc.,

as Licensee

dated as of August 29, 2023

Schedule of Services

Exhibit A – [*]

SUPPORT SERVICES AGREEMENT

This Support Services Agreement (this “Agreement”) is made as of August 29, 2023, by and between XCOM Labs, Inc., a Delaware corporation (“Licensor”) and Globalstar, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, the Parties have entered into an Intellectual Property License Agreement, dated as of 29, 2023 (the “License Agreement”), pursuant to which Licensor is licensing to Licensee rights to use certain intellectual property relating to the Wireless Business (as defined in the License Agreement), pursuant to the terms and conditions set forth therein. The date and time at which the closing of the License Agreement is to occur being referred to herein as the “Closing Date.” Capitalized terms used herein but not defined have the meanings ascribed to them in the License Agreement;

WHEREAS, in further consideration of the License Agreement and related transactions, Licensee will require Licensor’s assistance with respect to certain operations of the Wireless Business during the periods specified herein following the Closing Date; and

WHEREAS, in connection with and as a condition precedent to the closing of the transactions contemplated by the License Agreement, Licensor has agreed to provide, and Licensee desires to contract for the use of, the Services (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1. Services to be Performed; Term; Performance and Cooperation.

(a) Services Generally. In accordance with the terms and provisions of this Agreement, Licensor, on behalf of itself and its Affiliates (collectively, the “Licensor Parties,” and each a “Licensor Party”) agrees to perform for Licensee and its Affiliates (collectively, the “Licensee Parties,” and each a “Licensee Party”) the services described in the Schedules attached hereto or that may be updated upon the mutual written agreement of the Parties (collectively, the “Services”) for the time period and to the extent specified with respect to each such Service in the applicable Schedule. At its option, Licensor may cause any Service it is required to provide hereunder to be provided by one of its Affiliates or by any other Person that is providing as of the Closing Date, or may from time to time provide (solely with the consent of Licensee, which shall not unreasonably be withheld), the same or similar services for Licensor; provided that Licensor shall not be relieved of its obligations with respect to such Services.

(b) Use of Employees. The Licensor Parties shall make available to the Licensee Parties the employees associated with the Wireless Business set forth on Schedule C-2 to the License Agreement, for so long as such persons remain employees (the “Wireless Business Employees”), for the purpose of allowing Licensor to conduct the Wireless Business and for the period from the date of the Agreement through the date of expiration of such employee services as set forth on the Schedules to this Agreement. All Wireless Business Employees shall at all times remain employees of the Licensor Parties and on the direct payroll of the Licensor Parties. The Licensor Parties shall maintain complete employment files with respect to the Wireless Business Employees in accordance with state and federal law. Any Intellectual Property developed or created by the Wireless Business Employees in the course of their services provided to the Licensor Parties and the Wireless Business shall be included Intellectual Property Assets that are subject to the License under the License Agreement.

(c) Longhorns India. The Parties acknowledge that pursuant to the License Agreement, Licensee has the right to acquire shares of Longhorns Labs India Private Limited, an India private limited corporation, of which Licensor owns 61,999 shares (“Longhorns India”). As a Service, subject to the further description and terms of such Service on the applicable Schedule hereto, the Licensor Parties shall operate the business of Longhorns India in good faith and on a basis consistent with the ordinary course operation of Longhorns India prior to the Closing Date. Prior to any acquisition by Licensee of such shares of Longhorns India, (i) the Licensor Parties shall settle all inter-company payables between Longhorns India, on the one hand, and another Licensor Party, on the other, at no cost to the Licensee, together with any payables owed by Longhorns India to any third party, subject to the payment of fees as described on the applicable Schedule, and (ii) Licensor shall provide to Licensee evidence reasonably satisfactory to Licensee that, as of immediately prior to the Licensee’s acquisition of the shares of Longhorns India, Longhorns India has no liability to any other Licensor Party or, solely with respect to liabilities directly arising from the potential transfer of inter-company payables to any third party, any other third party (provided, however, for the avoidance of duplication, in no event shall Licensor be required to settle any liability for which Licensee was already compensated in the form of an Assumed Liabilities Surplus paid pursuant to the License Agreement).

(d) Facility Access; Sublease. The Licensor Parties shall make available the existing facilities used by the Wireless Business to Licensee until December 31, 2023 for the operation of the Wireless business in the same manner as prior to the Effective Date and on the same terms and conditions (but for the avoidance of doubt, at $0 Fees) as the Sublease attached as Exhibit A (the “Sublease”). The Parties agree to use commercially reasonable efforts to obtain all consents and approvals necessary to enter into the Sublease effective as of January 1, 2024 and, subject to such consents and approvals, agree to execute and deliver the Sublease as of January 1, 2024. If the Sublease is not entered into by the Parties on or before January 1, 2024, then each Party will cooperate with the other in commercially reasonable arrangements necessary to provide for each Party to obtain the benefits and assume the burdens associated with the Sublease as if it were effective as of January 1, 2024, including payment by Licensee of all rents and other fees contemplated by the Sublease.

(e) Expiration Date; Termination of Individual Services.

(i) This Agreement shall commence on the Closing Date and shall continue until the expiration of the applicable time period for each Service as set forth in the Schedules (with respect to each Service, the “Expiration Date”). This Agreement may be terminated earlier in accordance with Section 1(f) below. At the Licensee Party’s reasonable written request to Licensor no later than thirty (30) days prior to the applicable Expiration Date, Licensor will not unreasonably withhold consent to extend this Agreement past the applicable Expiration Date with respect to one or more of the Services; provided, however, that such extension shall only apply to the Service for which the Agreement was extended. The Parties may agree on an earlier Expiration Date with respect to a specific Service by specifying such earlier date on the Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Schedule, subject to earlier termination as provided herein.

(ii) The Parties agree that if a Licensee Party chooses to discontinue any Service prior to its Expiration Date, then the Licensee Party shall give Licensor prior written notice within the notice period specified in the relevant Schedule, or if no such notice period is specified, at least ten (10) days prior written notice, of its intent to terminate that particular Service, which termination shall be effective on the last day of the month on which the ten (10) days prior written notice lapses unless otherwise agreed in writing by Licensor following receipt of such notice. A Licensee Party will pay Licensor the fees and costs, if any, of any terminated Service as provided in this Agreement up until the effective date of termination of such Service, but no early termination fees are otherwise due or payable unless otherwise specified in a Schedule. As to any particular Service, notice of early termination shall be provided to the Licensor representative designated as the point of contact for such Service on the applicable Schedule or, if no Licensor representative is designated, in accordance with Section 8(i).

(f) Termination of Agreement. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, in whole or in part, at any time:

(i) by the mutual written consent of Licensee and Licensor;

(ii) by Licensee in the event of any material breach or default by Licensor of any of Licensor’s obligations under this Agreement and the failure of Licensor to cure, or, with respect to failures that are not reasonably curable within thirty (30) days, to take substantial steps towards the curing of, such breach or default within thirty (30) days after receipt of written notice from Licensee requesting such breach or default to be cured; or

(iii) by Licensor in the event of any material breach or default by Licensee of the Agreement and the failure of a Licensee Party to cure, or, with respect to failures that are not reasonably curable within thirty (30) days, to take substantial steps towards the curing of, such breach or default within thirty (30) days after receipt of notice from Licensor requesting such breach or default to be cured.
The expiration or termination of this Agreement shall not prejudice any claim that either Party may have under this Agreement that arises prior to the effective date of such expiration or termination. Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 3, 4, 6, and 8 shall continue in accordance with their terms as independent obligations.

(g) Limitations on Licensor Obligations.

(i) The Parties acknowledge and agree that in providing the Services, Licensor shall not be obligated to: (A) hire any additional employees; (B) maintain the employment of any specific employee; (C) purchase, lease or license any additional equipment or software, other than replacements for equipment or software that is used to provide the Services as of the Closing Date; or (D) pay any costs related to the transfer or conversion of data to Licensee or any alternate supplier of Services.

(ii) Licensor shall not be required to provide any Service to the extent and for so long as the performance of such Service becomes impossible or not commercially reasonable as a result of a cause or causes outside the reasonable control of Licensor that substantially deviate from the facts and circumstances that existed as of the Closing Date and that could not have been prevented by the Licensor’s reasonable precautions or commercially accepted processes, or to the extent the performance of such Services would require Licensor or the provider of the Service to violate any applicable Laws, incur material incremental costs or would result in the breach of any software license or other applicable contract, provided that Licensor shall use commercially reasonable efforts to mitigate any such cause or causes.

(h) Cooperation. The Parties shall use reasonable commercial efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information reasonably requested by either Party in writing. The costs of such cooperation shall be borne by Licensee.

(i) Consultation and Negotiation. The Parties will consult and negotiate with each other in good faith, as required, with respect to amending or modifying the Services, the furnishing of and payment for special or additional services, extraordinary items and the like, and will establish pre-approval routines to the extent reasonably feasible.

(j) Additional Services. From time to time after the Closing Date and prior to the Expiration Date, the Parties may identify additional services to be provided to Licensee in accordance with the terms of this Agreement (the “Additional Services”). Licensee shall create a Schedule for each Additional Service setting forth a description of the Additional Service, the time period during which the Additional Service will be provided, the charge for the Additional Service and any other terms applicable thereto for the consideration and approval of Licensor. The Parties acknowledge and agree that Licensor shall not be obligated to accept any Additional Services unless approved by Licensor in writing.

(k) Insurance. Between the Closing Date and the Expiration Date, Licensor shall be required to maintain insurance coverage reasonably similar to the current insurance coverage maintained by Licensor.
Section 2. Payment.

(a) In consideration for the Services provided hereunder, Licensee shall pay to Licensor such fees and costs for the relevant time period as set forth in the Schedule attached hereto that is applicable to such Service, or such fees and costs as may otherwise be agreed to by Licensor and Licensee (“Service Fees”). For the avoidance of doubt, the Services will be provided free of charge through May 14, 2024, unless otherwise provided on the Schedule attached hereto. The amount charged shall be prorated for any partial months. The Service Fees shall be payable (i) in the amount of [*] (which is the resulting amount after adjustment for prior Service Period overpayment, the “Initial Service Fee”) on June 28, 2024 with respect to the period beginning May 15, 2024 and ending on December 31, 2024 and (ii) thereafter, by the first business day of each six month period that Services will continue after December 31, 2024 (e.g., January 1, 2025, July 1, 2025). Licensee may pay the Service Fees in cash or in Licensee Shares at Licensee’s election, and the Service Fees shall be used solely for the costs and expenses associated with the Wireless Business and for the sake of clarity shall not be used for the costs and expenses associated with the XR Business. If paid in Licensee Shares, such payment shall be determined using the volume-weighted average market price of the Licensee Shares on the NYSE American stock exchange for the 10 trading days immediately preceding delivery. To determine the amount owed, Licensor and Licensee shall work together to mutually agree upon a budget for the period to which such Service Fees apply, which shall be at least six (6) months (each such period, a “Renewal Period” and each budget, a “Budget”), listing the Services to be provided and listing the Service Fees or reimbursable costs for such Services, including charges for services provided by Third Parties in connection with the Services (“Third Party Charges”). The Budget (including anticipated Third Party Charges) for the period between the Closing Date and May 15, 2024 (the “Initial Service Period”), was agreed to by Licensor and Licensee prior to the Closing Date and has been paid in Licensee Shares as part of the Base License Consideration. All Service Fees set forth in each Budget shall be consistent with the fees and costs set forth in the Schedule attached hereto. Unless otherwise agreed in writing between Licensor and Licensee, all Service Fees will be billed at cost between May 15, 2024 and December 31, 2024; and, following December 31, 2024, on a cost plus profit margin basis where such profit margin shall be mutually agreed between Licensor and Licensee, not to exceed [*] (it being understood that no margin shall be added to Third Party Charges). If Licensor and Licensee are unable to agree upon a profit margin, then Licensee shall continue to make each payment as contemplated herein on a cost [*] basis and the parties shall submit to the Independent Accountant (or other mutually agreed upon person) to determine the final profit margin amount that should be applied on a commercially reasonable basis which shall not exceed [*] and shall not be less than [*]. Upon such determination, Licensee shall promptly pay the amount of such excess margin, if any, to Licensor. The Independent Accountant shall take into account customary margins for U.S. business process outsourcing agreements as a benchmark to set the margin to be used. [*].

(b) Licensor shall be required to obtain Licensee’s consent with respect to any material deviations from the Budget during the course of a Service Period; provided that if such consent is not provided then the services required to be provided may be reasonably adjusted to be commensurate with the Budget at no fault of or penalty to Licensor. Subject to the preceding sentence, each Budget shall include a true-up to account for any difference between budgeted and actual costs in the preceding Initial Service Period or Renewal Period (each a “Service Period”), i.e., the Service Fees shall be increased to account for any underpayment in the prior Service Period or decreased to account for any overpayment in any Service Period not yet adjusted for in a true-up as contemplated hereby. Such actual costs shall be reported by Licensor to Licensee within 30 days following the end of a Service Period; provided that any failure or delay in reporting by such date shall not limit the parties obligations to true-up for such Service Period. Licensor shall also promptly provide all such supporting information and documentation as Licensee may reasonably request. Following the expiration or termination of all Services provided hereunder, the parties shall promptly (but, in any event, within 30 days thereof) commence a final true-up, with such true-up amount payable in either cash or Licensee Shares, which if in Licensee Shares would be calculated and paid in accordance with the terms of Section 2(a) of this Agreement.

(c) For the avoidance of doubt, failure to timely pay amounts due hereunder shall be a material breach and Licensor may terminate this Agreement pursuant to Section 1(f)(iii) (after the applicable cure period set forth in Section 1(f)(iii)). Late payments shall bear interest at the rate which the Wall Street Journal reports from time to time as the prime lending rate, as in effect from time to time, plus two percent (2%) per annum. Licensee shall promptly, but in any event within 10 days of the applicable issuance, file a new registration statement or make any amendment or supplement to an existing registration statement for the registration of any Licensee Shares actually issued to Licensor hereunder, unless waived in writing by Licensor. The provisions of Section 6.06(b) of the License Agreement shall apply mutatis mutandis as though set forth herein. For the avoidance of doubt, Section 6.06(a) (Sale Restrictions) of the License Agreement shall not apply.

(d) If following the Initial Service Period, Licensor is unable to sell, in whole or in part, Licensee Shares, including Licensee Shares received under the License Agreement, in ordinary course, brokerage transaction market sales, following the issuance and receipt thereof for any reason not involving the breach of this Agreement or the License Agreement or the gross negligence or willful misconduct of Licensor for Licensor (a “Blocked Period”) in an amount sufficient to provide it cash sufficient to meet the actual, out-of-pocket obligations of Licensor set forth in an agreed Budget for any Renewal Period (each, a “Shortfall” and such difference between the amount of such obligations and the value of the Licensee Shares Licensor is unable to sell, a “Shortfall Amount”), then Licensee shall provide an alternative option (and Licensor shall cooperate with such efforts in good faith), which option shall be in compliance with all applicable Laws, for Licensor to receive cash sufficient to meet such Shortfall, which alternative shall be at no incremental cost or expense of Licensor in excess of the cost Licensor would have incurred to sell such shares in ordinary course brokerage transactions (each, an “Acceptable Alternative”). In the event that (i) Licensee breaches this Section 2, including any failure to find such an Acceptable Alternative, or (ii) the value of the License Shares that otherwise could have been sold in Ordinary Sales decreases during a Blocked Period, (a “Value Shortfall”), in each case, Licensor shall be permitted to reduce the scope of Services to be provided during the then applicable Service Period in a manner commensurate with the greater of the Shortfall Amount or the Value Shortfall, as/if each may be applicable. Such reduction may include [*], provided Licensor shall permit Licensee to [*] if Licensee elects to participate in such determination.

Section 3. Relationship of Parties.

(a) All employees and representatives of Licensor or its Affiliates providing Services to a Licensee Party under this Agreement shall be deemed for purposes of all compensation and employee benefits to be employees or representatives solely of Licensor or its Affiliates and not to be employees or representatives of Licensee or its Affiliates. Subject to Section 1(b), in performing their respective duties hereunder, all such employees and representatives of Licensor or its Affiliates shall be under the direction, control and supervision of Licensor or its Affiliates (and not of Licensee or its Affiliates) and Licensor or its Affiliates, as the case may be, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

(b) The Parties hereto are independent contractors, and neither Party nor its employees or agents will be deemed to be employees or agents of the other for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication. Neither Party shall have the authority to make any warranty or representation on behalf of the other Party nor to execute any contract or otherwise assume any obligation or responsibility in the name of or on behalf of the other Party. Neither Party shall be bound by, nor liable to, any Third Party for any act or any obligations or debt incurred by the other Party, except to the extent specifically agreed to in writing by the Parties.

Section 4. Use of Information, Confidentiality, Intellectual Property.

(a) Each Party agrees:

(i)subject to the terms and conditions of the License Agreement, that it will hold in confidence for the other Party all proprietary technology and products, algorithms, trade secrets, discoveries, ideas, inventions (whether patentable or not), concepts, know-how, techniques, designs, schematics, specifications, drawings, diagrams, data, computer programs, software code, business activities and operations, marketing activities and materials, product development plans, customer lists and demographic information, reports, studies, statistics, demonstrations and other Information maintained as confidential by the disclosing Party (collectively, “Confidential Information”) of the other Party. Each Party acknowledges that the other Party claims its Confidential Information as an important, valuable and unique asset. For itself and on behalf of its officers, directors, agents, consultants, Representatives and employees, each Party agrees to the following: the receiving Party shall not disclose the Confidential Information to any third Party or disclose Confidential Information to an employee or to any third party unless such employee or third party has a need to know the Confidential Information and provided that the receiving Party treats any Confidential Information of the disclosing Party with substantially the same degree of care as it treats its own Confidential Information of like importance and in any event no less than a reasonable degree of care. Without limiting the foregoing, the terms of this Agreement shall be Confidential Information, and this Agreement shall be subject to the restrictions regarding disclosure applicable to Confidential Information as provided in this Section 4.

(ii) If the receiving Party faces legal action or is subject to legal proceedings requiring disclosure of Confidential Information, then, prior to disclosing any such Confidential Information, the receiving Party shall promptly notify the disclosing Party and, upon the disclosing Party’s request, shall cooperate with the disclosing Party, at the disclosing party’s expense, in contesting such request. The Confidentiality Obligations in Section 4 shall not apply to disclosed information that: the receiving Party knew of the disclosed Confidential Information at the time of disclosure, free of any obligation to keep it confidential, the disclosed Confidential Information is or has become generally publicly known through authorized disclosure; the receiving Party independently developed the disclosed Confidential Information without the use of any disclosed Confidential Information, or the receiving Party rightfully obtained the disclosed Confidential Information, absent an obligation of confidentiality, from a third Party who has the right to transfer or disclose it. Subject to the foregoing, the confidentiality obligations set forth in this Section 4 shall remain in effect for a period of fifteen (15) years following the disclosure of the last item of Confidential Information hereunder.

(c) Licensor data systems used to perform the Services provided hereunder are confidential and proprietary to Licensor or Third Parties. If a Licensee Party has access to Licensor data systems, such Licensee Party shall treat such data systems and all related procedures and documentation as confidential and proprietary to Licensor or its Third Party vendors and shall abide by applicable procedures and documentation regarding such data systems, as made available to such Licensee Party.

(d) Licensee agrees that, except to the extent set forth in the License Agreement or the Ancillary Documents:

(i) all data systems procedures and related materials provided to a Licensee Party are for Licensee’s internal use only and only as specifically related to the Services;

(ii) title to all data systems used in performing the Services provided hereunder shall remain in Licensor or its Third Party vendors; and

(iii) No Licensee Party shall copy, modify, reverse engineer, decompile or in any way alter data systems without Licensor’s express written consent.

Section 5. Compliance with Laws.

Each Party will, with respect to its obligations and performance hereunder, comply with all applicable Laws, including, without limitation, import and export control, environmental and occupational safety requirements. Licensee shall be responsible for (a) compliance with all Laws affecting its business and (b) any use a Licensee Party may make of the Services to assist it in complying with such Laws. Licensor shall be responsible for (a) compliance with all Laws affecting its business and (b) any Licensor Party’s provision of the Services in a manner that complies with applicable Laws. Licensor shall have no responsibility for Licensee’s compliance or failure to comply with applicable Laws.

Section 6. Standards for Services; Limitation of Liability.

(a) The Licensor Parties shall perform the Services in substantially the same manner and with substantially the same degree of quality and efficiency as historically provided to the Wireless Business and as provided in connection with similar services performed by Licensor Parties for themselves and their Affiliates. If a Service is being provided by a third party service provider under the same contract or arrangement by which the third party service provider was providing the Service prior to the Closing Date, Licensor Parties shall use commercially reasonable efforts to ensure that the third party service provider provides such Service in a manner consistent with the terms of its contract or other arrangement with the applicable Licensor Party.

(b) SUBJECT TO THE TERMS AND CONDITIONS OF THE LICENSE AGREEMENT, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS PROVIDED IN THE FOLLOWING SENTENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES, AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE. THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR INTENTIONAL TORTIOUS ACTS OR OMISSIONS.

(c) EXCEPT FOR THE OBLIGATIONS DESCRIBED IN SECTION 6(a), LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, AND LICENSOR MAKES

NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

Section 7. Technology Systems
.
(a) Security. If either Party is provided access (the “Recipient Party”) to any of the other Party’s (the “Providing Party”) computer systems or software (collectively, “Systems”) or physical facilities in connection with the delivery or receipt of the Services, the Recipient Party shall comply with all of the Providing Party’s system security policies, procedures, technical standards and requirements as delivered from time to time (with respect to either party the “Security Regulations”). The Recipient Party will not tamper with, compromise or circumvent any security or audit measures employed by the Providing Party. The Recipient Party shall access and use only those Systems of the Providing Party for which it has been granted the right to access and use, and shall access and use such Systems only to the extent reasonably necessary to delivery or receive the Services.

(b) Data. All data and information pertaining to the Wireless Business or the customers of the Wireless Business processed by or stored in the Licensor Parties’ systems or otherwise in the Licensor Parties’ possession or control as part of the Services shall be owned by Licensor, shall be used only to carry out this Agreement, and may not be disclosed to anyone except employees, agents, and subcontractors of the Licensor Parties who have a “need to know” the same in order to further or facilitate the performance of the Services and who are required to respect the confidentiality thereof. When and as reasonably requested by Licensor, the Licensor Parties shall return to Licensor copies of Licensor’s information, data and files with respect to the Wireless Business in such form as Licensor may reasonably request. The Licensor Parties shall not disclose any confidential information related to the Wireless Business or the customers of the Wireless Business to the buyer of any of the other Businesses of the Licensor Parties or allow any such buyer to benefit from the Licensor Parties’ possession of such confidential information. The Licensor Parties shall maintain the security procedures as currently in place to protect the data and information owned by Licensor as well as the networks and systems used in providing the Services.

(c) Technology System Changes. Licensor shall provide written notice to Licensee of any proposed Technology System Change that reasonably would be expected to have a material adverse effect on the functionality or performance of, or materially decrease the resource efficiency of, the Licensee’s use. Within ten (10) days following the receipt of such written notice, representatives of the Licensor Parties and the Licensee Parties shall meet to negotiate in good faith any appropriate actions to be taken in light of such Technology System Change. Such notice shall be given as far in advance of such Technology System Change as is practicable. All planned network outages and all Technology System Changes shall be subject to written notice by the party planning such action, to be given as far in advance of such plan as is practicable. “Technology System Change” means a material change to the technology infrastructure or applications used by the Licensor Parties in providing the Services.
Section 8. Miscellaneous.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) Consent to Jurisdiction. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or if such Court is unavailable, the United States District Court for the District of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR ITS AFFILIATES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(C).

(d) Taxes. All sales, use, value added, goods and services, transfer and other similar Taxes attributable to or imposed on the Services shall be borne solely by Licensee, but only to the extent that a duly issued invoice has been provided by Licensor. Licensee shall bear all Taxes imposed as a result of its receipt of Services under this Agreement, including any Tax that Licensee is required to withhold or deduct from payments to Licensor, except (i) any Tax allowable as a credit against any applicable income tax of Licensor and (ii) any net income Tax imposed upon Licensor. Licensee shall furnish Licensor with such evidence as may be reasonably available from the relevant taxing authorities to establish that any such Tax has been withheld and paid by Licensee to the relevant taxing authority.

(e) Force Majeure. Except for Licensee’s obligation to make timely payments, neither Party will have any liability for damages or delay due to fire, explosion, lightning, pest damage, power failure or surges, strikes or labor disputes, water or flood, acts of God, the elements, war, civil disturbances, acts of civil or military authorities or the public enemy, acts or omissions of communications or other carriers, or any other cause beyond a Party’s reasonable control, whether or not similar to the foregoing or foreseeable that prevent such Party from materially performing its obligations hereunder.

(f) Assignment; Binding Effect; Severability. Except in connection with a change of control, merger or other business combination involving Licensor, this Agreement may not be assigned by any Party hereto without the other Party’s written consent. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each Party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either Party, in which event the Parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.

(g) Entire Agreement; Modification. The agreement of the Parties, which consists of this Agreement, the Schedules hereto and the documents referred to herein (including the License Agreement), sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby, and in accordance with this Section 8(g).

(h) No Duty of Verification. Licensor shall have no obligation to verify the correctness of any information or materials given to it by or on behalf of Licensee for the purpose of providing the Services. Licensee’s failure to provide accurate or timely information shall extend the period of Licensor’s performance with respect to the affected Services for a period equivalent to the period required to obtain accurate information or Licensee’s delay in the provision of information or materials, as applicable.

(i) Notices. All notices and other communications hereunder will be in writing and deemed to have been duly given if given in accordance with Section 8.02 of the License Agreement and as otherwise provided in the applicable Schedule hereto.

(j) Survival of Obligations. The obligations of the Parties under Sections 2, 3(b), 4, 6 and 7 shall survive the expiration of this Agreement.

(k) Inconsistency. In the event of any inconsistency between the terms of this Agreement and any of the Schedules hereto, the terms of this Agreement, except for charges for the Services, shall control.

(l) Amendment and Waiver. The Schedules to this Agreement may be amended at any time prior to the Closing Date by an agreement in writing signed by each Party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(m) Other Definitional and Interpretive Matters.

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

i. Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the starting reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ii. Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

iii. Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

iv. Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

v. Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

vi. Currency. References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America.

vii. Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

viii. Laws and Legislation. A reference to any legislation or other law or to any provision of any legislation or other law shall include any modification, amendment, re-enactment thereof, any legislative or other provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation or other law.

ix. Ambiguity. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(n) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Licensor and Licensee has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

GLOBALSTAR, INC.

By:
Name:	Rebecca Clary
Title:	Vice President & Chief Financial Officer

XCOM LABS, INC.

By:
Name:
Title:

Schedule of Services
[*]

Exhibit A - [*]